Exhibit 99.16

Verso Receives Notice from NASDAQ

ATLANTA, GA – (December 28, 2007) – Verso Technologies, Inc. (NASDAQ: VRSO), a global provider of next generation network solutions, announced that, on December 27, 2007, The Nasdaq Stock Market notified the company that it has not regained compliance with the $1.00 minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) during the initial 180-day period ended December 24, 2007, granted by the NASDAQ to the company in which to regain such compliance. However, NASDAQ noted that on December 24, 2007, the company met all initial inclusion criteria for the Capital Market set forth in Nasdaq Marketplace Rule 4310(c) (except for the bid price requirement) and, therefore, in accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the company will be provided an additional 180-day period, or until June 24, 2008, to regain such compliance.

If at any time before June 24, 2008, the bid price of the company’s common stock closes at $1.00 per share or higher for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the company complies with the minimum bid price requirement. If the company does not regain compliance by June 24, 2008, then NASDAQ will provide written notification that the company’s securities will be delisted. At that time, the company may appeal the determination to a Listing Qualifications Panel.

About Verso Technologies

Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. The company’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.

Investor Contact

Scott Kimball

Vice President of Investor Relations

Verso Technologies, Inc.

678.589.3579

Scott.Kimball@verso.com

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